EXHIBIT 32.1 – SECTION 1350 CERTIFICATIONS

I,  Vladimir Fabert, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report of  Ovale Group, Inc.  on Form10-Q for the period ended March 31, 2008 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the Report  fairly presents in all material respects the financial condition and results of operations of  Ovale Group, Inc. as of the dates and for the periods referred to in the Report.

Date:  June 2, 2008
/s/ Vladimir Fabert Chief Executive Officer